Exhibit 21

SIGNIFICANT SUBSIDIARIES:

Name	Jurisdiction of incorporation

ASCOR, Inc.	California
Microsource, Inc.	California
Viking Semiconductor Equipment, Inc.	California
Ultracision, Inc.	California

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